Exhibit 99.1

NITROMED, INC.
125 SPRING STREET
LEXINGTON, MA 02421

t. 781.266.4000
f. 781.274.8080

www.nitromed.com

NitroMed Reports Financial Results for First Quarter 2006

 - Conference Call and Webcast to be Held Today at 9:00 AM ET-

LEXINGTON, Mass—May 2, 2006—NitroMed, Inc. (NASDAQ: NTMD) today reported financial results for the first quarter ended March 31, 2006.

Total revenue for the three months ended March 31, 2006 was $2.3 million compared to $0.4 million for the same period in 2005, an increase of $1.9 million. Product sales of BiDil® (isosorbide dinitrate/hydralazine hydrochloride) accounted for all of the Company’s revenue during the first quarter of 2006, and license fees accounted for all of the Company’s revenue during the first quarter of 2005.

Total operating expenses for the three months ended March 31, 2006, excluding cost of product sales of $0.9 million, were $27.8 million, compared to $20.8 million for the same period in 2005, a 34% increase of $7.0 million. The increase in operating expenses for the first three months of 2006 versus the comparable period in 2005 is primarily due to: an increase in sales, general and administrative (SG&A) expense of $6.5 million related to the commercial launch of BiDil; a $2.0 million restructuring charge related to the discontinuation of discovery research and the elimination of approximately one-third of the Company’s workforce; and stock-based compensation expense of $1.7 million, related to the Company’s adoption of the Financial Accounting Standard Board’s (FASB) Statement of Financial Accounting Standards No. 123 (revised 2004), Shareholder Based Payment (SFAS 123R) on January 1, 2006.

SG&A expenses for the three months ended March 31, 2006 were $19.6 million, compared to $13.1 million for the same period in 2005, an increase of $6.5 million or 50%. The increase in SG&A expenses for the first three months of 2006 versus the comparable period in 2005 was primarily related to the commercial launch of BiDil, including: costs related to the Company’s contract sales force agreement with Publicis Selling Solutions, Inc.; the hiring of sales and marketing personnel; and BiDil advertising and promotional expenses.

Research and Development (R&D) expenses for the three months ended March 31, 2006 were $6.2 million, compared to $7.7 million for the same period in 2005, a decrease of $1.5 million, or 19%. The decrease in R&D expenses for the first quarter of 2006 versus the comparable period in 2005 was primarily due to reduced medical spending supporting the commercialization of BiDil, partially offset by increases in stock-based compensation expenses.

The Company’s net loss attributable to common shareholders for the quarter ended March 31, 2006 was $25.9 million or $0.75 per basic and diluted common share compared to a net loss of $19.6 million or $0.65 per basic and diluted share for the same quarter in 2005.

At March 31, 2006, the Company had cash, cash equivalents and marketable securities of $93.9 million, including net proceeds of $58.6 million from a registered direct offering that closed on January 26, 2006.

Kenneth M. Bate, Chief Operating Officer and Chief Financial Officer for NitroMed said, “With the restructuring of research and development now completed, and plans in place to internalize the sales force, we are now resetting guidance for the year. We now expect operating expenses for 2006 to be in the range of $95 - $110 million, which includes SFAS 123R related expenses as well as restructuring charges and excludes cost of product sales. Regarding revenue, we expect to see demand for BiDil continue to grow and are projecting net product sales of approximately $20 million for 2006.”

Argeris N. Karabelas, Ph.D., Chairman and interim Chief Executive Officer for NitroMed, commented, “Our first and foremost priority is to accelerate BiDil sales. We’re encouraged by BiDil prescription numbers for the first quarter of 2006, which increased 50% over the previous quarter. March was a particularly strong month and we expect to continue to make this kind of progress as we seek to improve productivity by moving the sales force in-house and focus on reimbursement and partnering initiatives. I look forward to reporting to you on our key objectives during today’s conference call, and on the actions being taken to maximize the potential for success of BiDil and NitroMed.”

Webcast and Conference Call

NitroMed will host a webcast and conference call, including an open question and answer session to discuss first quarter 2006 financial results, Company progress and updated guidance.

Date:	Tuesday, May 2, 2006
Time:	9:00 am ET

To access by conference call:
	Domestic callers:	Dial 800-901-5226
	International callers:	Dial 617-786-4513
	Participant passcode:	65922817

To access by webcast:
Go to http://www.nitromed.com and follow instructions for the live webcast.
Participants may register in advance.

An audio replay of this event, available by two hours after the call, can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international). The replay passcode ID for all callers is 88414065. In addition, an audio webcast of this event will be archived on NitroMed’s website for an indefinite period of time.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients. In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and/or beta blockers. There is little experience in patients with New York Heart Association Class IV heart failure. BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial, and is marketed by NitroMed through a nationwide, dedicated sales force.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s guidance regarding operating expenses and revenue for fiscal year 2006 and its statements regarding the Company’s expectations concerning increasing demand and prescriptions for BiDil, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; the Company’s ability to obtain preferential reimbursement treatment for BiDil, if at all, and the impact of obtaining such preferential reimbursement treatment on BiDil sales, if any; the Company’s ability to effectively and efficiently transition its contract sales force to NitroMed within the time frame expected, if at all; the Company’s ability to successfully market and sell BiDil with reduced sales force representation; the impact, if any, of practice guidelines and peer-reviewed publications on market acceptance of BiDil; the effectiveness of the Company’s marketing and sales strategy; the Company’s ability to develop and maintain the necessary sales, marketing and manufacturing capabilities to launch and commercialize BiDil; unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil; unanticipated operating expenses for the remainder of the fiscal year 2006 and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which has been filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit: www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Contacts:

Sondra Newman, Investor Relations

P: 781.266.4197

C: 781.640.3088

Jane Kramer, Media

P: 781.266.4220

C: 781.640.8499

Source: NitroMed, Inc.

Financial Tables Follow

NITROMED, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED BALANCE SHEETS

As of March 31, 2006 and December 31, 2005

(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS

Cash and marketable securities	$93,892	$61,541
Accounts receivable, net	702	4,078
Inventories	3,156	3,247
Other assets	6,381	7,655

Total assets	$104,131	$76,521

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$27,051	$29,351
Deferred revenue	520	3,451
Long term portion of notes payable	8,986	10,653
Stockholders’ equity	67,574	33,066

Total liabilities and stockholders’ equity	$104,131	$76,521

CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2006 and 2005

(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Product sales	$2,316	$—
Research and development	—	398

Total revenues	2,316	398

Cost and operating expenses:
Cost of product sales	896	—
Research and development	6,152	7,696
Sales, general and administrative	19,632	13,063
Restructuring charge	2,038	—

Total cost and operating expenses	28,718	20,759

Loss from operations	(26,402)	(20,361)

Non-operating income, net	478	772

Net loss	$(25,924)	$(19,589)

Net loss per common share, basic and diluted	$(0.75)	$(0.65)

Average common shares outstanding, basic and diluted	34,597	30,234